Exhibit 99.1

FOR:	GOTTSCHALKS INC.
CONTACT:	Greg Ambro Executive Vice President, Chief Operating Officer (559) 434-4800 Financial Dynamics: Leigh Parrish, Stephanie Rich (212) 850-5651, (212) 850-5706

DISTRIBUTION: NORTHERN CALIFORNIA NEWS LINE: SFGOT/ESFGOT

FOR RELEASE ON TUESDAY, OCTOBER 21 at 4:15 E.D.T.

GOTTSCHALKS STATEMENT REGARDING NYSE LISTING STANDARDS

FRESNO, CA - October 21, 2008 - Gottschalks Inc. (NYSE: GOT) today announced that the New York Stock Exchange ("NYSE") informed the Company that it is in non-compliance with Section 802.01B of the NYSE Listed Company Manual, because over a consecutive 30-day trading period, the Company's average global market capitalization was less than $25 million. As a result, the NYSE plans to suspend trading of Gottschalks' stock prior to the market opening on Monday, October 27, 2008. The Company has informed the exchange it plans to appeal the ruling. During the review, the Company will take all necessary actions to have its common stock quoted on the OTC Bulletin Board and will consider all available alternatives.

Under applicable NYSE procedures, the Company plans to request a review of the determination by the Committee of the Board of Directors of the NYSE by filing a request with the Secretary of the NYSE within 10 business days from the time the Company received the aforementioned notice. The review will be scheduled for the first Review Day, which is at least 25 business days from the date the request for review is filed with the Secretary of the NYSE. Based on the outcome of the appeal process the Company's stock could then be delisted from the exchange. The Company will separately announce the appeal date and OTC symbol when available.

The Company noted that not being listed on the NYSE is not a default under the Company's credit agreement. In addition, it will not affect the Company's business operations and the Company remains in active negotiations regarding its current proposed transaction with Everbright Development Overseas, Ltd. ("Everbright").

Jim Famalette, chairman and chief executive officer of Gottschalks said, "In recent months, the challenges in the macroeconomic environment have intensified due to unprecedented and mounting events in the financial markets. Clearly, these challenges have had an adverse effect on our stock performance. Nonetheless, we remain committed to managing the areas of our business within our control. In particular, we strengthened our liquidity through the recent sale of certain real estate assets, we have streamlined our operations, and have reduced inventory levels consistent with sales trends. Additionally, we signed a letter of intent with Everbright Development Overseas, which will provide for a significant infusion of capital into our business and create opportunities to enhance our operations. We believe all of our proactive actions will better position our company for the future as we continue to focus on maximizing long-term value for our shareholders."

About Gottschalks
 Gottschalks is a regional department store chain, currently operating 58 department stores and three specialty apparel stores in six western states, including California (38), Washington (7), Alaska (5), Oregon (4), Nevada (2) and Idaho (2). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on its website located at www.gottschalks.com.

Note to Investors
 The Company has not set a definitive timetable for negotiating a definitive agreement governing the proposed transaction with Everbright Development Overseas, Ltd., and further advises that there can be no assurances that such a definitive agreement will be reached or that the proposed transaction will be consummated. In the event a definitive agreement is reached, the Company will file a proxy statement and other documents regarding the proposed transaction with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement when it becomes available, because it will contain important information about the Company, Everbright and the proposed transaction. A definitive proxy statement will be sent to security holders of the Company seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by the Company with the SEC at the SEC's website at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of cost by directing a request to the Company at 7 River Park Place East, Fresno, California 93720, Attention: Daniel T. Warzenski, Vice President, Chief Financial Officer (telephone 559-434-4800).

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Gottschalks in connection with the proposed transaction with Everbright. Information about the Company and its directors and officers can be found in the Company's Proxy Statement and Annual Report on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.

Business Risks and Forward Looking Statements
 This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the Company's ability to meet debt obligations and adhere to the restrictions and covenants imposed under its various debt agreements; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors;

risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war); the ability to improve the profitability and cash flows of its stores or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions, changing consumer trends and preferences, competition, consumer credit, the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission. GOTTSCHALKS PRESENTLY DOES NOT INTEND TO UPDATE THESE STATEMENTS AND UNDERTAKES NO DUTY TO ANY PERSON TO EFFECT ANY SUCH UPDATE UNDER ANY CIRCUMSTANCES.

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